Exhibit 4.19
Execution Version 签署版
P-SERIES PRODUCTS OFFSHORE MASTER SUPPLY AGREEMENT
P系列产品境外供货主协议

by and between
由

HUANSHENG PHOTOVOLTAIC (JIANGSU) CO., LTD
环晟光伏（江苏）有限公司

HUANSHENG NEW ENERGY (JIANGSU) CO., LTD.
环晟新能源（江苏）有限公司

MAXEON SOLAR TECHNOLOGIES, LTD.

and
以及

SUNPOWER SYSTEMS INTERNATONAL LIMITED

Dated: February 8th, 2021
日期：2021年2月8日
1

Exhibit 4.19
Execution Version 签署版
P-SERIES PRODUCTS OFFSHORE MASTER SUPPLY AGREEMENT
P系列产品境外供货主协议
This P-Series Products Offshore Master Supply Agreement (together with all schedules attached hereto, this “Agreement”) is made and entered into as of February 8th, 2021 (the “Execution Date”) by and between Huansheng Photovoltaic (Jiangsu) Co., Ltd (“HSPV”), a company organized under the laws of the PRC, Huansheng New Energy (Jiangsu) Co., Ltd. (formerly named Huanli Photovoltaic (Jiangsu) Co., Ltd.)，a company organized under the laws of the PRC (“HSNE”, together with HSPV, each a “Manufacturer” and together the “Manufacturers”), Maxeon Solar Technologies, Ltd., a company organized under the laws of Singapore (“MAXN”), and SunPower Systems International Limited (“SPSI”), a company organized under the laws of Hong Kong (MAXN and SPSI, each a “Customer” and collectively the “Customers”) (Manufacturers and the Customers, each a “Party” and collectively the “Parties”).
本P系列产品境外供货主协议（连同所有附件，下称本“协议”）于2021年2月8日（下称“签署日”）在环晟光伏（江苏）有限公司（下称“环晟光伏”），一家依据中国法律组织成立的公司，环晟新能源（江苏）有限公司（原名环立光伏（江苏）有限公司），一家依据中国法律组织成立的公司（下称“环晟新能”，连同环晟光伏，分别被称为一家“制造商”，合称为“各制造商”），Maxeon Solar Technologies, Ltd.，一家依据新加坡法律组织成立的公司（下称“MAXN”），以及SunPower Systems International Limited（下称“SPSI”），一家依据香港法律组织成立的公司（MAXN和SPSI，每一方被称为“客户”，合称为“客户”）之间签署（各制造商和客户，分别被称为“一方”，合称为“各方”）。
RECITALS
前言
WHEREAS, Manufacturers are engaged in the business of (i) producing shingled-cell photovoltaic module products in the PRC using an innovative type of shingled-cell photovoltaic technology licensed by Maxeon Solar Pte. Ltd., a subsidiary of MAXN (“P-Series Products”); (ii) owning and operating new production facilities for P-Series Products in Yixing, Jiangsu; and (iii) selling and marketing P-Series Products outside of the PRC through the Customers.
鉴于，各制造商从事以下业务：（i）采用MAXN的子公司Maxeon Solar Pte. Ltd.许可的一种新型的叠层光伏技术在中国生产叠层光伏组件产品（下称“P系列产品”）；（ii）在江苏宜兴拥有和运营新的P系列产品的生产设施；以及（iii）在中国境外通过客户销售和营销P系列产品。
WHEREAS, the Parties and Tianjin Zhonghuan Semiconductor Co., Ltd. (“TZS”) have entered into the Business Activities Framework Agreement (Amended, Novated and Restated) dated February 8th 2021 (the “Framework Agreement”) regarding the production, Output Allocation and distribution of P-Series of Products;

Exhibit 4.19
Execution Version 签署版
鉴于，各方与天津中环半导体股份有限公司（下称“TZS”）就P系列产品的生产、产量分配和分销签订了日期为2021年2月8日的商业活动框架协议（经修订、更新并重述）（下称“框架协议”）。
WHEREAS, the Parties wish to enter into this Agreement in order to further define the terms and conditions whereby the Manufacturers will sell to the Customers, and the Customers will purchase from the Manufacturers, the P-Series Products.
鉴于，各方希望签订本协议以进一步明确各制造商向客户销售和客户向各制造商购买P系列产品的条款和条件。
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agrees as follows:
为此，基于良好及有价约因，特此确认充分并予以接受，各方同意达成如下协议：
AGREEMENT
协议
1.Scope of Agreement
协议范围
1.1Product Specifications. Each of the P-Series Products to be sold by the Manufacturers under this Agreement shall conform in all respects with the description and specifications set forth in Schedule 2 to the Framework Agreement. The Manufacturers shall not substitute goods or alter configurations or specifications of the P-Series Products without the Customers’ prior written consent.
产品规格。将由各制造商按照本协议销售的每一P系列产品均应在所有方面符合框架协议附件2规定的描述和规格。没有客户的事先书面同意，各制造商不得对P系列产品的货物进行替换或者改变其结构或规格。
1.2Agreement Structure. The Parties acknowledge that (i) Sections 1 through 7 and the relevant schedules thereof of the Framework Agreement shall be incorporated into this Agreement, and constitute a part of this Agreement, and (ii) this Agreement shall constitute a right, and not a commitment or obligation, on the part of the Customer to purchase any particular quantity of P-Series Products unless and until a purchase commitment is made by the Customers and confirmed by the Manufacturers pursuant under Section 2.
协议架构。各方承认（i）框架协议中的第1条至第7条及其相关附件应当并入本协议，并构成本协议的一部分，以及（ii）在根据第2条客户作出购买承诺并经各制造商确认之前，本协议应作为每一客户的权利（而非承诺或义务）来采购任何特定数量的P系列产品。

Exhibit 4.19
Execution Version 签署版
2.Purchase Commitments and Purchase Orders
购买承诺和采购订单
2.1Purchase Commitments.
购买承诺
(a)Each Customer may make purchase commitment to the Manufacturers each week by issuing a “good to go” instruction in the form attached as Schedule 2 (the “G2G”). The G2G shall contain all the information necessary for the Manufacturers to deliver each shipment of P-Series Products to the Customer, including product descriptions, quantity, unit price, power class, destination and the consignee. It is expressly acknowledged that MAXN and SPSI may issue a joint G2G covering the purchase commitments of both entities.
任一客户可以按照附件2所附的格式发出“good to go”指示（“G2G”），每周向各制造商作出购买承诺。G2G应包含各制造商向客户交付每批P系列产品所需的所有信息，包括产品说明、数量、单价、功率等级、目的地和收货人。MAXN和SPSI可以发布一份涵盖两个实体的购买承诺的联合G2G。
(b)The G2G shall be issued on a 13-week rolling basis, namely the G2G of a particular shipment of P-Series Products shall be issued at least 13 weeks prior to the requested date of shipment to the extent possible.
G2G应按13周滚动发出，即特定发货的一批P系列产品的G2G应尽可能在要求的发货日期前至少13周发出。
(c)The Manufacturers shall respond to the Customers by accepting (by way of signing or indicating in the G2G and sending it back to the Customers), rejecting or proposing amendments of the G2G (with such proposal subject to further acceptance by the Customers) within two (2) business days of receiving the G2G.
各制造商应在收到G2G后的两（2）个工作日内，通过接受（在G2G中签字或标示并将其发回给客户）、拒绝或提出对G2G的修改（此类提议须经客户进一步接受）来回复客户。
(d)If the amount of a shipment contained in the G2G is within both (i) the committed demand of the Customer contained in a Volume Commitment Letter that has been previously issued by the Customer and confirmed (or deemed being confirmed) by the Manufacturers, and (ii) the Output Allocation to the Customer, the Manufacturers are obligated to accept the G2G. If the amount of shipment exceeds either (i) or (ii) in the foregoing sentence, the Manufacturers may but are not obligated to accept the G2G.

Exhibit 4.19
Execution Version 签署版
如果G2G中包含的发货数量不超过（i）包含在先前由客户发布并由各制造商确认（或视为确认）的数量承诺函中客户承诺的需求，以及（ii）客户的产量分配，则各制造商有义务接受G2G。如果发货数量超过上述（i）或（ii）中的任何一项，各制造商可以，但没有义务接受G2G。
(e)The G2G of a particular shipment, once accepted (or deemed being accepted) by the Manufacturers, is immediately firm and binding upon the Customer and the Manufacturers as to all the terms contained in the G2G and may not be altered by any Party without the prior written consent of the other Party, subject to the flexibility allowed under Section 2.3 below.
受限于下述第2.3条允许的灵活性，一旦各制造商接受（或被视为接受）某批货物的G2G，G2G中包含的所有条款立即确定，并对客户和各制造商具有约束力，未经另一方事先书面同意，任何一方不得更改。
(f)Except as provided in this Section 2, a Customer shall only be committed to purchase P-Series Products, and the Manufacturers shall only be committed and authorized to ship P-Series Products to the Customer, when the G2G is tendered by the Customer and accepted by the Manufacturers.
除本第2条另有规定外，只有在一个客户提交一份G2G并经各制造商接受时，该客户才承诺购买、且各制造商才承诺并被授权向该客户运送P系列产品。
2.2Purchase Order.
采购订单
(a)Each Customer (the “Submitting Customer”) wishing to purchase P-Series Products shall issue a purchase order to the Manufacturers in the form attached to Schedule 3 (each, a “Purchase Order”) no later than forty-two (42) days before the scheduled delivery date under such Purchase Order. The Purchase Order shall contain the same information as contained in the relevant G2G that has been previously issued by the Customer and accepted (or deemed being accepted) by the Manufacturers. The Purchase Order is used to facilitate the Manufacturers’ work on arranging shipment, clearing customs and processing price payments with relevant foreign exchange authorities, but does not alter or supersede the purchase commitment of the Submitting Customer made in the relevant G2G and confirmed by the Manufacturers under Section 2.1 above.
    任一拟议购买P系列产品（下称“提交客户”）的客户应比该采购订单规定的计划交货日期至少提前四十二（42）天，以附件3所附格式向各制造商发出一份采购订单（以下简称“采购订单”）。采购订单应包含与先前由客户发送、并由各制造商接受（或被视为接受）的相关G2G中相同的信息。采购订

Exhibit 4.19
Execution Version 签署版
单用于协助各制造商安排发货、清关和与相关外汇管理机构处理价格付款，但不改变或取代提交客户在相关G2G中作出的并由各制造商根据上述第2.1条确认的购买承诺。
(b)For Distributed Generation Projects, MAXN may issue one Purchase Order for commercial products and one Purchase Order for each sales region of residential products in each quarter.
对于分布式发电项目，MAXN可在每个季度发出一份商用产品的采购订单，并为每个销售区域发出一份户用产品的采购订单。
(c)For Power Plant Projects, SPSI may issue one Purchase Order per project in each calendar quarter, provided that for any Power Plant Projects subject to a B2B Agreement, SPSI may issue Purchase Orders as per delivery schedule and power distribution contained in the B2B agreement.
对于发电厂项目，SPSI可以在每个季度为每个项目发出一份采购订单，但对于受B2B协议约束的任何发电厂项目，SPSI可根据B2B协议中包含的交货计划和功率分布要求发出采购订单。
(d)If a Customer has not issued a Purchase Order for its purchase commitment for any P-Series Products by the end of the 9th week of each quarter, the Customer shall be required to issue a Purchaser Order on the last day of that 9th week, and the Manufacturers shall deliver and the Customer shall take delivery of such P-Series Products by the end of such quarter..
如果客户在每个季度的第9周结束前未就任何P系列产品的购买承诺发出采购订单，则该客户应在该第9周的最后一天发布采购订单。在该季度末之前，就该P系列产品，各制造商应交货，客户应提货。
(e)Notwithstanding paragraph (a) above, for any purchase commitment made by a Customer in a G2G that the Manufacturers are not obligated to accept under Section 2.1(d), the Customer shall issue a Purchase Order to the Manufacturers within one week of the issuance of G2G; otherwise the G2G shall be deemed having been rejected by the Manufacturers, who may offer the relevant manufacturing capacity to another Customer or third party end customers.
尽管有上述（a）款的规定，对于客户在G2G中作出的各制造商没有义务根据第2.1条(d)款接受的任何购买承诺，客户应在G2G发出后一周内向各制造商发出采购订单；否则，G2G应被视为已被各制造商拒绝，各制造商可向其他客户或第三方终端客户提供相关制造产能。

Exhibit 4.19
Execution Version 签署版
2.3Each Customer agrees that its purchase commitment made in a G2G issued in accordance with Section 2.1 for deliveries within ninety (90) days shall be subject to the following rolling horizon flexibility matrix (the "Flexibility Matrix"):
对于九十（90）天之内的送货，每一客户同意依据其在按照第2.1条发出的G2G中做出的采购承诺应当受限于以下滚动水平灵活度体系（下称“灵活度体系”）：

Days prior to Scheduled Delivery Date 计划送货日前的天数	Downside Rescheduling 减量重排	Upside Rescheduling 增量重排	Cancellation 取消
0-30 Days 0-30天	A shipment may be rescheduled, one time, for delivery on a date up to sixty (60) days later from the original scheduled delivery date 一批货的发货日期可以延后一次，延长后的交付日期不超过最初计划交付日期后的60天内
The quantity of all P-Series Products identified in a shipment may be increased by 10%, subject to (i) the maximum amount the Customer may purchase in a given quarter within its Output Allocation and (ii) any adjustment or reallocation that may be made under Section 2.2(c) to (e) of the Framework Agreement.
一批货中的P系列产品数量可以增加不超过10%，受限于（i）在某一指定季度内客户在其产量分配范围内可以购买的最大数量以及（ii）按照框架协议第2.2条（c）至（e）款可以进行的任何调整或重新分配。
No Cancellation 不可取消

Exhibit 4.19
Execution Version 签署版

31-60 Days 31-60天
50% of the quantity of all P-Series Products identified in a shipment may be rescheduled, one time only, for delivery on a date which is up to sixty (60) days later than the original scheduled delivery date
一批货中所规定的P系列产品的数量的50%的交付日期可以延长一次，延长后的交付日期不超过最初计划交付日期后的60天内

The quantity of all P-Series Products identified in a shipment may be increased by 20%, subject to (i) the maximum amount the Customer may purchase in a given quarter within its Output Allocation and (ii) any adjustment or reallocation that may be made under Section 2.2(c) to (e) of the Framework Agreement.
一批货中所规定的P系列产品数量可以增加不超过20%，受限于（i）在某一指定季度内客户在其产量分配范围内可以购买的最大数量以及（ii）按照框架协议第2.2条（c）至（e）款可以进行的任何调整或重新分配。

The quantity of all P-Series Products identified in a shipment may be cancelled (reduced) by 20% at no charge, and such cancelled quantity shall be made available to the other Customers and Manufactures under Section 2.2(c) to (e) of the Framework Agreement.
一批货中所规定的P系列产品的数量可以免费取消（减少）不超20%，且这些被取消的数量应按照框架协议第2.2条（c）至（e）款规定适用于其他客户和各制造商。

Exhibit 4.19
Execution Version 签署版

61-90 Days 61-90天
100% of the quantity of all P-Series Products identified in a shipment may be rescheduled, one time only, for delivery on a date which is up to ninety (90) days later than the original scheduled delivery date
一批货中所规定的P系列产品的数量的100%的交付日期可以延长一次，延长后的交付日期不超过最初计划交付日期后的90天内

The quantity of all P-Series Products identified in a shipment may be increased by 30%, subject to (i) the maximum amount the Customer may purchase in a given quarter within its Output Allocation and (ii) any adjustment or reallocation that may be made under Section 2.2(c) to (e) of the Framework Agreement.
一批货中所规定的P系列产品的数量可以增加不超过30%，受限于（i）在某一指定季度内客户在其产量分配范围内可以购买的最大数量以及（ii）按照框架协议第2.2条（c）至（e）款可以进行的任何调整或重新分配。

The quantity of all P-Series Products identified in a shipment may be cancelled (reduced) by 40% at no charge, and such cancelled quantity shall be made available to the other Customers and Manufacturers under Section 2.2(c) to (e) of the Framework Agreement.
一批货中所规定的P系列产品的数量可以免费取消（减少）不超40%，且这些被取消的数量应按照框架协议第2.2条（c）至（e）款规定适用于其他客户和各制造商。

Exhibit 4.19
Execution Version 签署版

> 90 Days >90天	No limitation on rescheduling 不限制重排交付日期
No limitation on increases, subject to (i) the maximum amount the Customer may purchase in a given quarter within its Output Allocation, (ii) any adjustment that may be made under Section 2.2(c) to (e) of the Framework Agreement, and (iii) material availability and lead-time for the production of P-Series Products by the Manufacturers.
不限制增加，但受制于（i）在某一指定季度内客户在其产量分配范围内可以购买的最大数量以及（ii）按照框架协议第2.2条（c）至（e）款可以进行的任何调整，以及（iii）各制造商的P系列产品生产的物料供应和生产周期

All or any part of a shipment may be cancelled at no charge, and such cancelled quantity shall be made available to the other Customers and Manufacturers under Section 2.2(d) to (g) of the Framework Agreement.
一批货中的全部或部分产品可以免费取消，且这些被取消的数量应按照框架协议第2.2条（c）至（e）款规定适用于其他客户和各制造商。

2.4Changes to Purchase Orders.
变更采购订单
Changes to Purchase Orders such as delivery rescheduling and cancellations, may be made without penalty or additional cost, provided that such changes are made by written notice to Manufacturers within the parameters of the Flexibility Matrix.
    变更采购订单（例如交付日期的重排和取消）可以无需支付罚金或额外成本，但前提是这些变更在灵活度体系规定的参数范围内，并书面通知各制造商。
3.Purchase Price.
购买价格。
3.1The purchase price for the P-Series Products sold by the Manufacturers to the Customers (the “Purchase Price”) shall be determined according to the types of

Exhibit 4.19
Execution Version 签署版
projects where the P-Series Products are resold to by the Customers and the sales channel of the Customers, as described in detail in Schedule 4.
由各制造商向客户销售的P系列产品的购买价格（下称“购买价格”）应根据客户转售P系列产品的项目类型和客户的销售渠道确定，具体见下述附件4。
3.2Notwithstanding the provisions of Section 3.1 and Schedule 4, if (i) the average Purchase Price payable by a Customer to a Manufacturer in a calendar quarter is higher than (ii) the MFN Price defined in Section 3.2 of the Framework Agreement, the Purchase Price paid by the Customer shall be adjusted downward by the amount of difference between (i) and (ii) above. Such price adjustment may be set-off from the Purchase Price payable by the Customer to the Manufacturer hereunder in subsequent calendar quarters. Such set-off may be made in one or multiple instalments.
尽管有第3.1条和附件4的规定，如果（i）一名客户在一个日历季度内应向一个制造商支付的平均购买价格高于（ii）框架协议第3.2条规定的最惠价格，则该客户支付的购买价格应按上述（i）和（ii）之间的差额向下调整。该价格调整可从该客户在以后日历季度应支付给该制造商的购买价格中扣除，该等扣除可以分一次或多次进行。
3.3For the purchase of certain quality critical items that will be identified by the Customers, the Customers shall have the right to specify the exact materials or equipment recipes (e.g. ECA vendor or stringer process recipe for the P-Series Products supplied to the Customers) and the specific suppliers of such materials or equipment (the "Critical Manufacturers"). The Manufacturers shall procure such materials and equipment only from the suppliers identified by the Customers. Any additional cost for the purchase of such materials and equipment shall be added to the Purchase Price to be paid by the Customers.
对于将由客户确定的一些质量关键的物品，客户应有权确定材料或设备的具体参数（例如，提供给客户的P系列产品的ECA供货商或串焊机制程参数）以及该等材料或设备的特定供货商（下称“关键制造商”）。各制造商应仅从客户确定的供货商处购买该等材料和设备。购买该等材料的任何额外成本将体现到购买价格中，由客户支付。
3.4For P-Series Products conforming in all material respects to the description and specifications set forth in Schedule 2 to the Framework Agreement but having a custom form factor or otherwise non-standard configuration (“Custom Products”), the Base Price of such Custom Products shall be calculated by using the pricing rules of standard products as set out in Schedule 4 with an additional adjustment, which shall be equal to the difference of recurring costs between such Custom Products and Standard Products. This adjustment may result in the Base Price of Custom Products being either above or below the Base Price of standard products.

Exhibit 4.19
Execution Version 签署版
对于符合框架协议附件2所规定的主要描述和规格的但有定制外形因素或非标准参数的P系列产品（“定制产品”），该定制产品的基础价格应当根据附件4中标准产品的定价规则计算并增加一个调整，该调整值等于该定制产品与标准产品之间实际的经常性成本的差异。这个调整可能使定制产品的基础价格高于或低于标准产品的基础价格。
4.Payment; Taxes.
付款；税务
4.1Unless otherwise agreed between the Parties, the Purchase Price shall be fully paid within 60 days of delivery. If the Customers have not made full payment within 60 days of delivery: (i) the Customers shall be liable for late payment interest at the rate of 0.05% per day, (ii) the Customers’ right to purchase P-Series Products under the Framework Agreement shall be suspended, and (iii) delivery of P-Series Products made under open but undelivered Purchase Orders shall be suspended, all until full payment for the delivered P-Series Products has been received from the Customers; provided, however, that, for any Purchase Order rendered in any month before the second anniversary of the Execution Date, at the election of the Customers by a written notice of such election to the Manufactures no later than 5 days before the scheduled delivery date of P- Series Products under such Purchase Order (and no later than the Execution Date for the first month), the Purchase Price may be paid within 80 days of delivery, and the Customers shall pay a premium at a rate of 0.767% for the 20 days extended beyond the 60-day payment period referred to above as part of Purchase Price. The above-mentioned price premium corresponding to an earlier Purchase Order could be used to adjust Purchase Price of a later Purchase Order from the same Customer and paid under such later Purchase Order.
除非各方另有约定，购买价格应于交付后60日内完全付清。如果客户在交付后60日内没有完全付清，则：（i）客户应就延迟付款按照每日万分之五（0.05%）的利率支付利息，（ii）客户按照框架协议规定购买P系列产品的权利应被中止，且（iii）未完成且未交付的采购订单项下的P系列产品的交付应推迟直至收到该客户对已交付P系列产品的完全付款时止；但是，对于签署日后满两年之前的任何一月所发出的采购订单，客户可在不晚于该采购订单下P系列产品的计划交付日期的5日前（就首月而言，不晚于签署日）向制造商发出书面通知，选择在交货后的80日之内支付购买价格，且客户支付的购买价格应就在上述60日的付款期之上延长的20日而上浮万分之七十六点七（0.767%）。上述对应于某个较早采购订单的价格上浮，可用于调整同一客户较晚采购订单的购买价格并在相关较晚采购订单下支付。
4.2The Customers shall not be required to pay the portion of any invoice that is the subject of a bona fide dispute pending resolution of that dispute. Invoices shall be subject to adjustment by Customer for errors, shortages, and/or rejected P-Series Products. Payment of an invoice shall not constitute P-Series Product acceptance.

Exhibit 4.19
Execution Version 签署版
如客户被要求支付的任一发票有部分金额存在有善意争议且尚未解决，则客户不得被要求对该等发票的该争议部分予以支付。客户因错误、缺失和/或被拒收的P系列产品可以对发票进行调整。为发票付款的行为不构成对P系列产品的接收。
4.3The information on the Manufacturers' invoice shall include, without limitation, the following (each stated separately): Purchase Order number, quantities, unit value and settlement currency, and freight charges, if applicable. The Manufacturers' invoice shall not include any term or condition which is in conflict with this Agreement. Invoices must be addressed to Customers at the address set forth in Section 15, unless Customer provides notice otherwise.
各制造商的发票上应包括但不限于如下信息（每一项都单独陈述）：采购订单号、数量、单价和结算货币以及运费（如适用）。各制造商的发票不应包括与本协议冲突的条款和条件。除非客户另行通知，发票须寄送至第15条规定的客户地址。
4.4The Purchase Price shall be paid in the currency of the United States of America (i.e., U.S. Dollars), except the final prices in U.S. Dollars for sales to the Customers shall be subject to adjustment for additional charges incurred by the Manufacturers in arranging transportation and export on behalf of the Customer, which shall be on a no gain no loss basis, as described in Section 4.2.
采购订单均应使用美国货币（即美元）支付，但向客户销售的美元最终价格应受限于对各制造商代表客户安排交通和出口时产生的任何额外费用进行的调整，应按照第4.2条规定建立在无利无亏的基础之上。
5.Delivery.
交付
5.1Unless the Manufacturers are otherwise notified, the Customers agree that the Manufacturers shall deliver the P-Series Products to it EXW (INCOTERMS 2010) at the Manufacturers’ manufacturing facility located in Yixing, Jiangsu Province of the PRC (the “Facility”).
除非向各制造商另行通知，客户同意各制造商应在其位于中国江苏省宜兴市的制造工厂（下称“工厂”）按照EXW(国际贸易术语 2010)向客户交付P系列产品。
5.2Notwithstanding the foregoing, if EXW (INCOTERMS 2010) is not feasible under PRC regulations on international trade and customs for export of P-Series Products to the Customers, the shipping terms shall be changed to FOB (INCOTERMS 2010). Under such circumstances, the Manufacturers shall act on a no-gain, no loss basis to arrange transportation, insurance, quarantine, customs clearance, loading and other matters and formalities required for the export as

Exhibit 4.19
Execution Version 签署版
required under FOB (INCOTERMS 2010) terms but exceeding terms of EXW (INCOTERMS 2010).
尽管有上述规定，如果向客户使用EXW (国际贸易术语2010)出口P系列产品依照中国有关国际贸易和海关的法律规定不可行，则发货条件应改为FOB(国际贸易术语 2010)。在该等情况下，各制造商应基于无利无亏来安排交通、保险、检疫、报关、装货以及按照FOB(国际贸易术语 2010)要求（但超出EXW (国际贸易术语2010)要求）的出口必须的其他事项和手续。
5.3The Manufacturers shall deliver the P-Series Products to the Customers at such place and date as indicated on the G2G issued by the Customers and confirmed by the Manufacturers under this Agreement. If the delivery is late for a time period longer than seven (7) days, the Manufacturers shall be liable to the Customer for liquidated damages in the amount of 1% of the value of the P-Series Products per week of delay. For the avoidance of doubt, if a Customer is delay in paying the Manufacturers certain Purchase Price for the time period longer than seven (7) days, for an equivalent volume of P- Series Products that the Manufactures hold to deliver later, aforesaid liquidated damages do not apply to the period from the date seven (7) days after payment delay of Purchase Price occurs to the date three (3) weeks after such Purchase Price in delay is paid.
各制造商应按照本协议下客户发出并经各制造商确认的G2G上注明的地点和日期向客户交付P系列产品。如果延迟交货超过七（7）天，各制造商应向客户支付违约金，违约金金额为每延迟一周P系列产品价值的1%。为避免疑问，如果某客户在向制造商支付某部分购买价格时延迟超过七（7）天，对于制造商选择推迟交付的同等数量的P系列产品，前述违约金在如下期间内不适用：从购买价格延迟发生满七（7）天到延迟的购买价格被支付后满三（3）周。
6.Packaging; Shipping; Freight. The Manufacturers shall package the P-Series Products as specified in the label and carton specifications, attached hereto as Schedule 6 (unless otherwise modified in writing by the Customers' authorized representatives), and in accordance with (i) industry standard practices to reduce the risk of damage and to help minimize shipping rates, and (ii) in accordance with all national, provincial and local packaging and transportation laws and regulations applicable to the Manufacturers’ obligations under this Agreement. An itemized packing list shall accompany each delivery. All shipping information, including that on invoices and packing labels, will list the country of origin for all P-Series Products supplied, and must be in both text and scannable bar code formats, as provided on Schedule 6. The Manufacturers shall deliver a shipment notice to the Customers by facsimile, telefax, email or other means of communication no later than five (5) days prior to the shipment date, and such notice shall include such information as agreed upon by the Parties. Within seven (7) days after delivery, the Manufacturers shall deliver to the Customer via e-mail a bill of materials showing unit serial numbers and factory test results, in an appropriate format specified by the Customer.

Exhibit 4.19
Execution Version 签署版
包装；发货；货运。各制造商应当按照本协议附件6的标签及装箱规格包装P系列产品（客户授权代表作出书面修改的除外），并符合(i)行业标准惯例，从而降低损失风险、最大程度降低运费，及(ii)所有适用于各制造商在本协议项下义务的国家、省级及地方的关于包装及运输的法律法规。每次交付货物应当附有一份逐条列明的包装清单。所有发货信息，包括在发货单和包装标签上的发货信息，应当列明所有供给的P系列产品的原产国家，且须为附件6规定的文字及可扫描的条形码两种形式。各制造商应当不晚于发货日前五（5）日通过传真、电传、邮箱或其他通信方式向客户发送发货通知，且该等通知应当包含各方约定的信息。交付后七（7）天内，各制造商应当以客户明确要求的适当格式，通过电子邮件向客户发出记载有单位序列号和工厂检验结果的材料清单。
7.Right of Inspection; Conformance and Replacement Products. The Customers may examine, test and determine, at the Facility, during normal business hours, and in a manner that does not damage the P-Series Products or impact the Warranty for P-Series Products attached as Schedule 5 (the “Warranty”) in any way, if the P-Series Products to be delivered conform to the applicable specifications. The Customer will notify Manufacturers in writing as soon as possible if the Customers do not accept the P-Series Products, and consequently rejects the P-Series Products (“Rejection Notice”), with such acceptance not to be unreasonably withheld, conditioned, or delayed, but in any event, the Customers must accept or reject the P-Series Products within twenty (20) business days of delivery of the P-Series Products. Liability for storage charges during this period shall depend on the validity of the Customers' rejection. If the Customers fail to accept or reject within twenty (20) business days of delivery, the P-Series Products will be deemed accepted. Any actual or deemed acceptance of the P-Series Products by the Customer shall not prejudice in any respect the Customers’ Warranty rights or other rights related to the P-Series Products. If the Customers reject the P-Series Products, the Manufacturers shall have the right to undertake its own inspection. If the P-Series Products fail to meet the acceptance criteria in the product specifications set forth in Schedule 2 to the Framework Agreement, the Manufacturers shall replace and re-deliver the rejected P-Series Products within ten (10) business days after receipt of the Rejection Notice. The Customers will, within ten (10) business days after such re-delivery or re-performance, accept or reject the P-Series Products in accordance with the foregoing procedure, which procedure will be repeated until the Customers accept the P-Series Products. For the avoidance of doubt, the Customers’ acceptance of P-Series Products, howsoever obtained, shall not relieve the Manufacturers of the Warranty obligations set forth herein. Any dispute between the Parties related to the acceptance or rejection of P-Series Products shall be governed by the dispute resolution mechanism in Section 22 herein.
检查权；合格及替代产品。客户有权在正常工作时间，以不损害P系列产品或者以任何不影响附件5中P系列产品保证（下称 “保证”）的方式，在工厂检查、检测及确定拟交付的P系列产品是否符合适用规格。如客户未接收继而拒收P系列产品，其应尽快书面通知各制造商（下称“拒收通知”），该等接收不应被不合理地拒绝、附条件或者迟延，但是，无论如何，客户必须在P系列产品交付后二十(20)个工作日内接收或者拒收该等产品。在此期间支付存储费用的责任应取决于客户拒收的有效性。如客户未能在交付后二十(20)个工作日内接收或者拒绝，视为P系列产品已被

Exhibit 4.19
Execution Version 签署版
接收。客户对P系列产品的任何实际及视为的接收均不会在任何方面损害客户的保证权利或与P系列产品有关的其他权利。如客户拒收了P系列产品，各制造商应有权亲自检查。如P系列产品未能满足框架协议附件2中列明的产品规格的接收标准，各制造商应当于收到拒收通知后十(10)个工作日内更换和重新交付被拒收的P系列产品。客户将于该等重新交付或者重新履行后十(10)个工作日内按照前述步骤接收或拒收P系列产品，该等步骤将重复直至客户接收P系列产品。为避免疑问，客户接收P系列产品，无论如何取得，不能解除各制造商在本协议项下的保证义务。各方之间关于接收或拒收P系列产品的任何争议应当适用本协议第22条规定的争议解决机制。
8.Title and Risk of Loss. Risk of loss of, and liability for, the P-Series Products shall pass to the Customers at the time of delivery, pursuant to EXW (INCOTERMS 2010) or FOB (INCOTERMS 2010), as the case may be. Title to the P-Series Products shall transfer to the Customers simultaneously with risk of loss. Subject to the Customers’ rights of inspection and rejection of P-Series Products set forth in Section 7 above, upon the Customers’ acceptance of a delivery of P-Series Products, the Parties agree that the sale of P-Series Products shall be final upon title transfer. Without limiting the generality of the foregoing, the Customers specifically acknowledges that the Customers are solely responsible for arranging transportation and providing adequate insurance for the P-Series Products after the transfer of title and risk of loss transfers pursuant to EXW (INCOTERMS 2010) or FOB (INCOTERMS 2010), as the case may be.
所有权及损失风险。P系列产品的损失风险及其责任应当根据EXW(国际贸易术语 2010)或FOB(国际贸易术语 2010)（视情况而定）在交付时转移至客户。P系列产品的所有权应当与损失风险一同转移。受限于前述第7条规定的客户检查及拒收P系列产品的权利，客户接收P系列产品后，各方同意就P系列产品的出售将于其所有权转移时终结。在不限制前述内容一般性的前提下，客户特别确认，在所有权和损失风险根据EXW(国际贸易术语 2010)或者FOB(国际贸易术语 2010)（视情况而定）转移后，由客户自行负责安排P系列产品的运输并为其提供充足的保险。
9.Warranties.
保证
9.1All P-Series Products delivered pursuant to this Agreement shall comply in all material respects with the specifications attached as Schedule 2 to the Framework Agreement.
根据本协议交付的所有P系列产品均应在全部重要方面符合框架协议附件2中规定的规格参数。
9.2All P-Series Products delivered by Manufacturers pursuant to this Agreement shall be warranted for workmanship and operability in accordance with the conditions of the Warranty.

Exhibit 4.19
Execution Version 签署版
由各制造商根据本协议交付的所有P系列产品，均应根据保证的条件，提供关于工艺和操作性的担保。
9.3If there is a Warranty claim made by the Customers, the Manufacturers shall test any P-Series Product that is returned to it in connection with the Warranty claim. Upon the Warranty claim being proved by such testing, the Manufacturers shall replace or repair the defective P-Series Product, subject to the terms and conditions of the Warranty.
如客户提出保证索赔，各制造商应对由于保证索赔退回的P系列产品进行测试。保证索赔经测试验证后，各制造商应按照保证条款更换或维修存在瑕疵的P系列产品。
9.4Subject to the requirements of applicable law, (i) the Customers may pass the Warranty to a third party who purchases the P-Series Products from the Customers and enable such third party purchaser to make a Warranty claim against the Manufacturers, (ii) the Customers may make a Warranty claim against the Manufacturers for and on behalf of a third party purchaser, and (iii) the Manufacturers shall pass to the Customers any warranty on any components of the P-Series Products the Manufacturers have obtained from the relevant supplier or manufacturer, without limiting any liability of the Manufacturers under the Warranty.
受限于适用法律的要求，（i）客户可以将保证转移给从其处购买P系列产品的第三方，并使该第三方买家可以向各制造商提出保证索赔，（ii）客户可以代表第三方买家向各制造商提出保证索赔，以及（iii）在不限制各制造商在保证项下任何责任的前提下，各制造商应将其从相关供货商或制造商处取得的关于P系列产品零部件的任何保证转移给客户。
10.Epidemic Failure Event. Upon occurrence of an Epidemic Failure Event, the remedies of Section 10.1 and Section 10.2 below shall apply to the entire P-Series Product population affected by the root cause failure until corrective action is complete.
普遍瑕疵事件。如果出现普遍瑕疵事件，直至纠正措施完成为止，以下第10.1条和第10.2条规定的救济将适用于所有受瑕疵根本原因影响的P系列产品：
10.1Corrective Action. Upon occurrence of an Epidemic Failure Event which has affected the Customers, the Customers shall promptly notify the Manufacturers, and shall provide, if known and as may then exist, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the failed P-Series Products. The Customers shall make available to the Manufacturers samples of the failed P-Series Products for testing and analysis. Upon receipt of the failed P-Series Products from the Customers, Manufacturers shall promptly provide its preliminary findings regarding the cause of the failure. The Parties shall cooperate and work together to determine the root cause. Thereafter, the Manufacturers shall promptly provide to the Customers the results

Exhibit 4.19
Execution Version 签署版
of its root cause corrective analysis, its proposed plan for the identification of, and the pre-emptive repair and/or replacement of the affected P-Series Products, and such other appropriate information. The Manufacturers shall recommend a corrective action program which identifies the affected units for pre-emptive repair or replacement, and which minimizes disruption to the Customers and the end user. The Customers and Manufacturers shall consider, evaluate and determine the corrective action program.
纠正措施。发生影响客户的普遍瑕疵事件之后，客户应立即通知各制造商，且如果已知和在当时存在，应当提供一份关于该瑕疵的说明、该瑕疵P系列产品涉嫌的批号、序列号或其他标志以及交付日期。客户将立即向各制造商提供瑕疵P系列产品的样品供其进行检测和分析。收到客户送来的该瑕疵P系列产品后，各制造商应立即提供一份其针对该瑕疵原因的初步发现。各方应共同合作以确定该瑕疵的根本原因。之后，各制造商应立即向客户提供一份根本原因纠正分析结果，一份为识别和预先补救和/或替换受影响P系列产品而拟定的方案，以及其他适当的信息。各制造商还应立即提议建立一个纠正措施计划，该计划应明确需要预先补救或替换的受影响部件，并最大程度减少对客户和终端用户的干扰。客户和各制造商应考虑、评估和确定纠正措施计划。
10.2Remuneration. After such corrective action, the Manufacturers shall: (i) at the Customers' option: (1) either pre-emptively repair and/or replace the affected P-Series Products; or (2) provide a credit or payment to the Customer in an amount equal to the cost to the Customers for qualified, replacement P-Series Products acceptable to the Customers; and (ii) all labor, equipment and processing costs incurred by the Customers or third parties in the implementation of the corrective action program, including test procedures, test equipment, the testing of P-Series Products, the cost of pre-emptively (i.e., prior to fail) repairing and/or replacing the affected P-Series Products; and (3) reasonable freight, transportation, customs, duties, insurance, storage, handling and other incidental shipping costs incurred by the Customers in connection with the repair and/or replacement of the affected P-Series Products.
赔偿。在上述纠正措施计划确定后，各制造商应（i）由客户选择：（1）预先补救或替换受影响P系列产品；或者（2）向客户赔偿或支付等同于客户为获取合格的能被其接受的替换P系列产品所花费的费用；以及（ii）支付客户或第三方在实施纠正措施项目中产生的所有人力、设备及加工费用，包括检测程序、检测设备、检测P系列产品以及预先（即，在瑕疵发生前）补救和/或替换受影响P系列产品的花费；和（3）支付客户花费的所有与补救和/或替换任何受影响P系列产品有关的合理运费、交通、关税、保险、仓储、搬运及其他附带运费。
11.Critical Suppliers/Sourcing Controls.
关键供货商/来源控制

Exhibit 4.19
Execution Version 签署版
11.1The Manufacturers shall grant the Customers permission to contact the Critical Suppliers the Customers determines is reasonably necessary to ensure the Manufacturers’ compliance with the terms of this Agreement.
各制造商应许可客户联系客户认为其对确保各制造商遵守本协议条款是合理必要的关键供货商。
11.2The Manufacturers shall use its best efforts to obtain the right for the Customer and its representatives to conduct periodic inspections and audits (with the right to make abstracts from books and records) at the respective factories of its Critical Suppliers to assess their production capabilities, quality control systems, conformance to all Customer requirements, and compliance with applicable laws and regulations. The costs for such audits will be borne by the Customers unless such inspection reveals misstatements of fact or errors in aggregate over five percent (5%) of the scope of the examination, in which case the Manufacturers will reimburse the Customers for their costs. The Customers reserve the right to disapprove the Manufacturers’ use of any Critical Supplier that fails to grant such inspections and audits.
各制造商应尽其最大努力为客户及其代表争取对各关键供货商的工厂进行定期检验和审计（以及从账簿和记录中提取信息的权利）的权利，以评价关键供货商的生产能力、质量控制系统、是否符合所有客户要求及是否遵守适用法律法规。将由客户承担上述审计费用，但是如果上述检验显示出的虚报事实或错误合计超过该检验范围的百分之五（5%），则各制造商将报销客户相关费用。客户保留对各制造商使用任何不能给予上述检验和审计的关键供货商的否决权。
12.Power Roadmap.
功率路线图
12.1On or prior to the third Wednesday of each calendar month, the Manufacturers shall provide the Customers with a Power Distribution Roadmap, along with Engineering Change Roadmap, covering all the P-Series Products for a rolling 18-month period.
在每个月的第三个星期三或之前，各制造商应向客户提供涵盖所有P系列产品的滚动的18个月周期的功率路线图和工程变更路线图。
12.2The Customers shall review the Power Distribution Roadmap and Engineering Change Roadmap and may require a meeting with the Manufacturers at first practicable opportunity to seek clarification, with a review to reaching agreement with the Manufacturers on the 18-month Power Distribution Roadmap within one week of receiving it.

Exhibit 4.19
Execution Version 签署版
客户应审查功率路线图和工程变更路线图，并可以要求在第一个可行的机会与各制造商会面，以寻求澄清，并在收到后一周内通过审查与各制造商就18个月功率路线图达成一致。
12.3Once agreed by the Parties, the Power Distribution Roadmap shall be considered final and binding upon the Parties for the next three months, provided that deviation lower than 3% per power class is permitted.
一旦各方同意，功率路线图应视为最终的，并在未来三个月内对各方具有约束力, 但每种功率等级下低于3%的偏差为可接受。
12.4Any G2G issued by the Customers must be consistent with the corresponding Power Distribution Roadmap agreed by the Parties, and must not deviate from the Power Distribution Roadmap by more than 3% per power class, without written consent from the Manufacturers.
客户发出的任何G2G必须与各方同意的相应功率路线图一致，且未经各制造商书面同意，每种功率等级下与功率路线图的偏差不得超过3%。
12.5If any P-Series Products delivered by the Manufacturers fall outside the forecast in the relevant Power Distribution Roadmap agreed by the Parties, then, in addition any other remedies available under applicable laws and this Agreement (including without limitation the liquidated damages stipulated in Section 5.3), the Customers may, but does not have the obligation to, either (i) reject such P-Series Products or (ii) accept the P-Series products with a 10% discount from the standard price calculated under Section 3.
如果各制造商交付的任何P系列产品超出各方同意的相关功率路线图中的预测，则除了适用法律和本协议规定的任何其他救济（包括但不限于第5.3条规定的违约金）外，客户可以，但没有义务（i）拒绝该P系列产品，或（ii）以按照第3条计算出的标准价格的10%折扣接受该P系列产品。
13.Representations and Warranties. Each Customer represents and warrants that: (a) it is duly incorporated and validly existing in its jurisdiction of formation or organization; (b) it has full authority to enter into this Agreement; (c) this Agreement is a valid, legally binding and enforceable agreement; (d) there are no prior commitments or other obligations that prevent the Customer from fully performing all its obligations under this Agreement, and neither execution of this Agreement or performance of obligations hereunder will result in a breach of any obligations owed by the Customer under any other agreement; (e) the Customer has not entered into any agreement or obligation that will conflict with the Customer's obligations under this Agreement; and (f) neither the Customer nor any of its Representatives has given to or received from Manufacturers or its Representatives any commission, fee, rebate, kickback, or unreasonable gift or entertainment of value in connection with this Agreement. For purposes of this Section, "Representatives" shall include a Customer's Affiliates, as well as a Customer and its Affiliates' directors, officers, employees, agents and advisors (including, without

Exhibit 4.19
Execution Version 签署版
limitation, attorneys, accountants, consultants, bankers, financial advisors or lending institutions).
陈述与保证。客户作出如下陈述与保证：(a)在其成立或组织的司法辖区正当成立并有效存续；(b)其具有充分授权来签署本协议；(c)本协议有效、具有法律束缚力并可强制执行；（d）不存在阻碍客户全面履行本协议项下义务的在先承诺或其他义务，并且，签署本协议和履行本协议项下义务不会导致客户违反其在其他任何协议项下的义务；(e)客户没有签订/承担任何与本协议项下客户的义务存在冲突的协议/义务；以及(f)客户及任何其代表未给予或收取各制造商或其代表任何与本协议有关的佣金、费用、折扣、回扣或不合理的礼物或娱乐招待。为本条规定之目的，“代表”应当包括客户的关联方，以及客户及其关联方的董事、高管、员工、代理和顾问（包括但不限于律师、会计师、顾问、银行顾问、财务顾问或贷款机构）。
14.Term; Suspension; Termination; Survival.
期限；中止；终止；持续有效
14.1The term of this Agreement shall commence as of the Execution Date and continue in full force and effect during the term of the Framework Agreement unless earlier terminated in accordance with Section 14.2 below.
本协议的期限应始于签署日并在框架协议期限内持续具有完全效力，但根据下述第14.2条规定提前终止的除外。
14.2The Manufacturers may terminate this Agreement with respect to a Customer in the event that any of the following events occurs:
如发生下列任一事件，各制造商可以就客户终止本协议：
(a)the Customer serving a termination notice to the other Party for purposes of termination of HSPV, irrespective of the date of actual liquidation or winding down of HSPV or the approval of termination by any government approval authorities;
客户为终止环晟光伏之目的向其他方发出终止通知，不考虑环晟光伏实际清算或停业日期，及任何政府批准机关就企业终止的批准日期；
(b)the Customer ceasing to be a Party (or an Affiliate of a Party) to HSPV for any reason;
客户因任何原因不再是环晟光伏的一方（或一方的关联方）；
(c)if the Customer is in Material Breach and fails to cure such Material Breach within thirty (30) days of request by Manufacturers;
如客户存在重大违约且未能在各制造商提出请求后三十（30）日内纠正该重大违约；

Exhibit 4.19
Execution Version 签署版
(d)within thirty (30) days upon been aware the occurrence of any of the following conditions: (1) change of control of the Customer where control is transferred to one of the competitors of HSPV in the PRC; or (2) merger of the Customer and any party (provided that it involves a change in control), or if a substantial portion of the assets of the Customer is transferred to another company, provided that such circumstances materially prejudice the Customer's capacity to perform its obligations hereunder or sale of assets is to one of competitors of HSPV in the PRC; provided, however, that if the other Customers (as defined in the Framework Agreement) provide written consent to any of the conditions in this Section 14.2(d), the Manufacturers may not terminate this Agreement due to occurrence of such conditions; or
在知晓下列条件发生后的三十(30)日内：(1)客户控制权变更，该等控制权转让给了环晟光伏在中国境内的竞争对手之一；或(2)客户与任何一方合并(只要控制权发生变更)，或如客户资产的重大部分转让给了另一公司，只要该等情形实质损害了该客户履行本协议项下义务的能力，或者向环晟光伏在中国境内的竞争对手出售财产；但前提是，如其他客户（见框架协议的定义）就本第14.2条(d)款规定的任何条件给予了书面同意，各制造商则不能因为发生了该等条件而终止本协议；或者
(e)the commission of fraud by the Customer against Manufacturers.
客户对各制造商实施了诈骗行为。
14.3Should this Agreement be terminated for any reason, Sections 10, 11, and 15-29 shall survive any termination of this Agreement.
无论本协议因任何原因终止，第10、11、15-29条规定均在本协议终止后仍具效力。
15.Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be given by personal delivery, by express courier, or by registered or certified mail with return receipt requested, in addition to a courtesy copy via electronic mail, to the Parties at the addresses shown below, or to such other address as may be designated by written notice given by either Party to the other Party. Unless conclusively proved otherwise, all notices, demands, requests, consents or other communications hereunder shall be deemed effective upon delivery if personally delivered, five (5) days after dispatch if sent by express courier, fourteen (14) days after dispatch if sent by registered or certified mail with return receipt requested, or confirmation of the receipt of the electronic mail by the recipient if sent by electronic mail.
通知。本协议项下的所有通知、要求、请求、同意或其他通讯应当以书面形式作出，并应当通过亲自送达、快递或挂号信（要求取得回执）的方式，连同电子邮件抄送至各方的下述地址或一方通过书面通知向另一方指定的其他地址。除非被另外决定性地证明，本协议项下的所有通知、要求、请求、同意或其他通讯，如经

Exhibit 4.19
Execution Version 签署版
亲自送达则应视为在送达时生效，如经快递送达则应在发出后五（5）天生效，如经挂号信（要求取得回执）送达则应在发出后十四（14）天生效，如经电子邮件送达则应在收到接收方电子邮件的接收确认之后生效。
(a)    To Manufacturers:
Huansheng Photovoltaic (Jiangsu) Co. Ltd
Attention: General Manager; Company Secretary
Email: yan.wang@huanshengsolar.com, with a copy to huanran.wang@huanshengsolar.com

Huansheng New Energy (Jiangsu) Co. Ltd
Attention: General Manager; Company Secretary
Email: yan.wang@huanshengsolar.com, with a copy to huanran.wang@huanshengsolar.com

致制造商：
环晟光伏（江苏）有限公司
收件人：总经理；公司秘书
电子邮件：yan.wang@huanshengsolar.com; 抄送 huanran.wang@huanshengsolar.com

环晟新能源（江苏）有限公司
收件人：总经理；公司秘书
电子邮件：yan.wang@huanshengsolar.com; 抄送 huanran.wang@huanshengsolar.com

(b)    To Customers:
Maxeon Solar Technologies, Ltd.
Attention: Head, China Business; General Counsel
Email: chenggang.cao@maxeon.com, with a copy to LegalNotice@maxeon.com

SunPower Systems International Limited
Attention: Director; Company Secretary
Email: LegalNotice@maxeon.com with a copy to katie.yuen@dentons.com

致客户：

Maxeon Solar Technologies, Ltd.
收件人：中国业务负责人；总法律顾问
电子邮件：chenggang.cao@maxeon.com; 抄送LegalNotice@maxeon.com

SunPower Systems International Limited
收件人：董事；公司秘书

Exhibit 4.19
Execution Version 签署版
电子邮件：LegalNotice@maxeon.com 抄送katie.yuen@dentons.com

16.No Presumption Against Drafting Party. Each Party to this Agreement acknowledges that this Agreement is the product of informed, arms-length negotiations among the Parties, and if any part of this Agreement is deemed ambiguous or in conflict, it shall be construed as if it were drafted jointly by all Parties. The Parties, and each of them, further agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement, and waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the drafting Party.
无针对起草方的假定。本协议的每一方承认，本协议是各方知情公允协商的成果。如本协议的任何部分被认为规定不明确或存在矛盾，该部分应当按如同所有各方共同起草该部分的方式被解释。各方及每一方进一步同意，其在本协议的谈判、制作和签署过程中均由律师代表，因此放弃适用任何规定协议或其他文件中的不明确之处须按照不利于起草方的方式进行解释的法律、法规或解释原则的权利。
17.Manufacturers as One Party. For all purposes of this Agreement, HSPV and HSNE shall always be considered one and the same Party. They shall jointly take all the actions, exercise all the rights and make all the claims of the Manufacturers hereunder, and shall bear all the liabilities of Manufacturers hereunder on joint and several basis. For instance, any G2G issued by a Customer to HSPV shall be considered being issued to both HSPV and HSNE, and any P-Series Products delivered by HSNE shall be considered as being delivered by both HSPV and HSNE. HSPV and HSNE may enter into separate agreements between themselves on their performance of this Agreement, without affecting the rights or liabilities of the other Parties.
各制造商作为一方。就本协议而言，环晟光伏和环晟新能应始终视为同一方。其应在本合同项下共同采取一切行动，行使一切权利，提出各制造商的一切索赔，并连带承担各制造商在本合同项下的一切责任。例如，客户发送给环晟光伏的任何G2G应被视为同时发送给环晟光伏和环晟新能，环晟新能交付的任何P系列产品应被视为同时由环晟光伏和环晟新能共同交付。环晟光伏和环晟新能之间可就其履行本协议签订单独的协议，但不影响其他各方的权利或责任。
18.Interpretation. In this Agreement: (i) words importing the singular shall include the plural and vice versa; (ii) words denoting individuals shall include any form of entity and vice versa; (iii) words denoting any gender shall include all genders; (iv) where any act, matter or thing is required by this Agreement to be performed or carried out on a certain day and that day is not a business day at the location of the Parties concerned, then that act, matter or thing shall be carried out or performed on the next following business day; (v) unless specified otherwise, any reference herein to any Section shall be deemed to be a reference to a Section of this Agreement; (vi) any reference to any agreement, document or instrument shall refer to such agreement, document or instrument as amended, modified or supplemented; (vii) the words “include,”

Exhibit 4.19
Execution Version 签署版
“including” and the derivations thereof shall not be limiting and shall be deemed to be followed by the phase “without limitation; and (viii) the headings contained in this Agreement or in any Schedule hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
解释。在本协议中(i)使用单数的词语应包括其复数，反之亦然；(ii)指代个体的词语应当包括任何形式的实体，反之亦然；(iii)指代任一性别的词语应包括所有性别；(iv) 如本协议要求任一行为、事项或者事件须在某一天履行或进行，而当天在相关方所在地非工作日，那么该等行为、事项或者事件应当于下个工作日履行或进行；(v) 除非另有规定，本协议规定的参见某一部分应被理解为参见本协议的某一部分；(vi)参见任何协议、文件或法律文件应当被理解为参见该等协议、文件或法律文件的经修订、经修改或经补充的版本；及(vii)“包括”一词及其派生词应当包括不限于的意思，所以应当被理解为其后有短语“不限于”；及(viii)本协议及本协议任何附件的标题仅为参考之目的，不影响本协议的含义及解释。
19.Amendments. This Agreement may not be amended or otherwise changed except by written agreement executed by authorized representatives of all of the Parties.
修订。除非经所有各方的授权代表书面签署，对本协议进行的任何变更或修订均属无效。
20.Assignment. MAXN may designate one or more Affiliates of it (excluding SPSI) to enter into purchase commitments and Purchase Orders with Manufactures under this Agreement, the terms and conditions of this Agreement shall apply to those purchase commitments and Purchase Orders between Manufacturers and those designated Affiliates of MAXN automatically, provided that MAXN is jointly liable with the designated Affiliates for obligations to Manufactures. Except as provided herein, neither Party shall assign this Agreement without the prior written consent of the other Party hereto, and any purported assignment without such consent shall be deemed null and void. Notwithstanding the foregoing, either Party shall be permitted to assign this Agreement without the other Party’s consent to its Affiliates or in connection with a merger or sale of all or substantially all of its assets.
转让。MAXN可指定其一家或几家关联方（SPSI除外）在本协议下与制造商订立购买承诺和采购订单，本协议的条款和条件将自动在制造商和MAXN指定的关联方间适用，但MAXN应与其指定的关联方对其向制造商的义务承担连带责任。除本协议另有规定外，在没有另一方事先书面同意的情况下，任何一方不得将本协议予以转让，没有该等同意的任何声称转让应当被认定为无效。尽管有前述规定，任一方未经另一方的同意将本协议转让给其关联方或者与合并或出售其全部或实质性全部资产有关的转让应当被允许。
21.Governing Law. This Agreement and all disputes arising out of or in connection with it shall be governed by the laws of PRC, without regard to rules of conflicts of laws.
管辖法律。本协议及源于本协议或与本协议有关的所有争议应当适用中国法律，其冲突法规除外。

Exhibit 4.19
Execution Version 签署版
22.Dispute Resolution. The Parties shall seek to settle any dispute, controversy or claim arising from or in connection with this Agreement through friendly consultations. If within thirty (30) days after one Party notifies the other Party of any dispute in writing, the Parties fail to resolve such dispute through friendly consultation, such dispute shall be settled through arbitration by the Singapore International Arbitration Centre under its rules of arbitration in force when the arbitration is initiated. The arbitration award shall be final and binding on the Parties. The place of arbitration shall be Singapore. The arbitrators shall award the prevailing Party, if any, as determined by the arbitrators, its attorneys’ fees and costs. Judgment upon any award(s) rendered by the arbitrators may be entered in any court having jurisdiction thereof. Each Party undertakes to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by the other Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.
争议解决。就本协议项下产生或与本协议有关的任何争议﹑纠纷或索赔，各方应通过友好协商解决。如果在一方向另一方书面通知该等争议后三十（30）日内未能通过友好协商解决该等争议，则该等争议应当由新加坡国际仲裁中心依据其在仲裁开始时有效的仲裁规则处理。仲裁裁决是终局的，对各方均有约束力。仲裁地为新加坡。仲裁员应自行决定由另一方支付胜诉方（如有）的律师费和成本。针对仲裁员的仲裁裁决作出的判决可以在任何有管辖权的法院进行。各方承诺就所有仲裁裁决，连同所有为仲裁目的而在仲裁程序中制作的材料及另一方在仲裁程序中制作的非公共领域信息的其他文件进行保密，法律义务要求一方披露的、为保护或获得法定权利、在法庭或其他司法机关的法律程序中执行或质疑仲裁裁决的情况除外。
23.Remedies Cumulative. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
累积救济。本协议规定的权利和救济是累积性的，不排除法律规定的任何权利或者救济。
24.Attorneys’ Fees and Costs.
律师费和成本
24.1Where any dispute arising from the performance by the Parties of this Agreement proceeds to arbitration, the losing Party shall bear all the necessary and reasonable expenses incurred therefrom by the prevailing Party, including attorneys’ fees, transportation costs, arbitration costs, consultancy fees, evaluation fees, etc.
如在履行本协议时各方出现争议，协商无果后，须进行仲裁，则胜诉方在此过程中的律师费、交通费、仲裁费、咨询费、评估费等一切必要且合理的支出应由败诉方承担。

Exhibit 4.19
Execution Version 签署版
25.Limitation of Liability. EXCEPT FOR THE INDEMNITY OBLIGATIONS AS SET OUT IN SECTIONS 8 AND 10 OF THE FRAMEWORK AGREEMENT (SUCH OBLIGATIONS ARE NOT LIMITED, CAPPED, OR AMENDED BY THIS ARTICLE), NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, UNDER ANY CIRCUMSTANCES WHATSOEVER, FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT (INCLUDING LOSS OF BUSINESS, REVENUE, PROFITS, GOODWILL, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWEVER THEY ARISE, WHETHER IN BREACH OF CONTRACT, BREACH OF WARRANTY OR IN TORT, INCLUDING NEGLIGENCE, EVEN IF SUCH PARTY HAS PREVIOUSLY BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. LIABILITY FOR DAMAGES WILL BE LIMITED AND EXCLUDED UNDER THIS SECTION EVEN IF ANY EXCLUSIVE REMEDY PROVIDED FOR FAILS OF ITS ESSENTIAL PURPOSE.
责任限制。除框架协议第8条和第10条规定的赔偿义务外（本条并不对该等责任加以限制、规定最高限额或予以修改），任一方均不会根据本协议在任何情况下对另一方就涉及本协议或因本协议而引起的任何间接、惩罚性、特殊、附带或从属性损失（包括业务的损失、收入、利润、商誉、使用权、数据或其他经济性利益）承担责任，且不以该等损失是否由于违反合同、违反保证或侵权行为（包括过失）造成的为限，即使该方之前曾被告知发生该等损失的可能性。对损失的赔偿责任将根据本条加以限定和排除，即使就任何排他性救济措施就未能实现其主要的目的的情形进行了规定。
26.Waiver. The failure of either Party to insist upon the performance of any provision of this Agreement or to exercise any right or privilege granted to such Party under this Agreement shall not be construed as waiving such provision or any other provision of this Agreement, and the same shall continue in full force and effect.
弃权。任一方未能坚持履行本协议的任何规定、或未能根据本协议行使授予该方的任何权利或特权，不应被解释为放弃对该等规定或本协议的其他规定主张权利，该等规定或本协议的其他规定应继续有效且具有完全的效力。
27.Severability. Should any provision of this Agreement be held invalid or illegal, such invalidity or illegality shall not invalidate the whole of this Agreement, but rather the Agreement shall be construed as if it did not contain the invalid or illegal provision, and the rights and obligations of the Parties shall be construed and enforced accordingly.
不可分割性。如本协议的任何条款被认定无效或不合法，该等无效或不合法不应导致本协议的完全无效，本协议应被解释为其不包括该等无效或不合法的条款，各方的权利和义务应据此加以解释和履行。
28.Force Majeure. Notwithstanding anything to the contrary in this Agreement or any schedule hereto, neither Party shall be considered in default of performance under this Agreement to the extent that performance of such obligations is delayed or prevented by

Exhibit 4.19
Execution Version 签署版
reasons beyond the reasonable control of such Party, including but not limited to fire, flood, hurricanes, earthquake or similar natural disasters, riot, war, terrorism, labor strikes or civil strife.
不可抗力。无论本协议或其任何附件是否有任何相反规定，如任一方因其无法合理控制的原因（包括但不限于火灾、洪水、飓风、地震或相似的自然灾害、动乱、战争、恐怖主义活动、罢工或内乱）而导致其延迟履约或无法履约，则双方不应被视为在本协议项下构成违约。
29.Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.
签署。本协议可一式签署贰份（或更多），每份均应视同原件，但所有签署的文件共同构成同一份文书。
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Exhibit 4.19
Execution Version 签署版
[P-Series Products Offshore Master Supply Agreement Signature Page]
[P系列产品境外供货主协议签字页]

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement as of the date and year first above written.
各方于上文首次书明的日期签署本协议，以昭信守。

Manufacturers: 制造商:
Huansheng Photovoltaic (Jiangsu) Co., Ltd 环晟光伏（江苏）有限公司 By/由: /s/Huansheng Photovoltaic (Jiangsu) Co, Ltd Name/姓名: Title/职务:	Huansheng New Energy (Jiangsu) Co., Ltd. 环晟新能源（江苏）有限公司 By/由: /s/Huansheng New Energy (Jiangsu) Co, Ltd Name/姓名: Title/职务:

Customers: 客户：
Maxeon Solar Technologies, Ltd. By/由: /s/ Peter Aschenbrenner Name/姓名: Peter Aschenbrenner Title/职务: Chief Strategy Officer	SunPower Systems International Limited By/由: /s/ Peter Aschenbrenner Name/姓名: Peter Aschenbrenner Title/职务: Chairman

Exhibit 4.19
Execution Version 签署版
List of Schedules:
附件清单：

Schedule 附件
1.Definitions 定义
2. Form of G2G G2G格式
3. Form of Purchase Order 采购订单格式
4. Determination of the Purchase Price 购买价格的确定
5. Warranty for P-Series Products P系列产品保证
6. Label and Carton Specifications 标签及装箱规格